UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
__________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  May 23, 2008
__________________________

GENIUS PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware	0-27915	33-0852923
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

2230 Broadway
Santa Monica, California 90404
 (Address of Principal Executive Offices) (Zip Code)

(310) 453-1222
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed by Genius Products, Inc. (the “Company”) on May 12, 2008, John Mueller resigned as Executive Vice President and Chief Financial Officer of the Company and Genius Products, LLC (the “Distributor”), effective May 9, 2008.

On May 23, 2008, the Company and the Distributor entered into a Severance Agreement (the “Agreement”) with Mr. Mueller relating to Mr. Mueller’s resignation.  A copy of the Agreement is attached hereto as Exhibit 10.1.  The description of the Agreement set forth herein is qualified in its entirety by reference to the full text of the Agreement.

Pursuant to the Agreement, the Distributor agreed to pay Mr. Mueller a lump sum severance payment of $75,000, less deductions and withholdings, which amount is equal to three months of Mr. Mueller’s base salary.  In addition, the Distributor agreed to pay Mr. Mueller’s and his dependants’ COBRA health insurance premiums for a period of three (3) months. Finally, under the Agreement Mr. Mueller will retain the right to exercise 750,000 options to purchase Company common stock already vested as of May 9, 2008, at any time prior to May 9, 2010 at a price of $1.89.

In exchange for the above-described payments and benefits, Mr. Mueller’s employment and any and all rights under Mr. Mueller’s employment agreement with the Company terminated effective as of May 9, 2008.  Mr. Mueller also released the Company and the Distributor from any and all claims relating to his employment with the Company and the Distributor or the termination thereof.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

10.1           Severance Agreement, dated as of May 23, 2008, by and between John P. Mueller, on the one hand, and Genius Products, Inc. and Genius Products, LLC, on the other hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS PRODUCTS, INC.

Date: May 30, 2008	By: /s/ Trevor Drinkwater
Trevor Drinkwater
Chief Executive Officer